UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Harbinger Group Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

41146A106

(CUSIP Number)

David N. Brooks –

Secretary, Vice President and General Counsel

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

(212) 798-6100

With copies to:

David M. Feldman, Esq.

Glenn R. Pollner, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

(212) 351-4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 19, 2015

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934, as amended (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 41146A106

(1)	Name of reporting persons CF Turul LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Operating Entity I LP
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): PN; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely as sole managing member of FIG LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Credit Opportunities Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Credit Opportunities MA Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Credit Opportunities MA II Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons FCO MA LSS Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Credit Opportunities MA Maple Leaf Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Global Opportunities (Yen) Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Drawbridge Special Opportunities Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Special Opportunities Advisors LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons FIG LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely as owner of all the membership interests in the following investment advisors: Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, Drawbridge Special Opportunities Advisors LLC and Fortress Special Opportunities Advisors LLC.

CUSIP No. 41146A106

(1)	Name of reporting persons FIG Corp.
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): CO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its capacity as the General Partner of Fortress Operating Entity I LP.

CUSIP No. 41146A106

(1)	Name of reporting persons Fortress Investment Group LLC
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)(2)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)(2)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)(2)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): OO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.
(2)	Solely in its capacity as the holder of all the issued and outstanding shares of FIG Corp.

CUSIP No. 41146A106

(1)	Name of reporting persons Peter L. Briger, Jr.
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): IN

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

CUSIP No. 41146A106

(1)	Name of reporting persons Constantine M. Dakolias
(2)	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): Not applicable
(5)	Check box if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power: 0
	(8)	Shared voting power: 32,994,740 (1)
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 32,994,740 (1)
(11)	Aggregate amount beneficially owned by each reporting person: 32,994,740 (1)
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions): ☐
(13)	Percent of class represented by amount in Row (11): 16.4%
(14)	Type of reporting person (see instructions): IN

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 4 (the “Amendment”) amends the Schedule 13D, filed on May 23, 2011 (File No. 005-19362), as amended by Amendment No. 1 filed on August 12, 2011, Amendment No. 2 filed on February 14, 2014 and Amendment No. 3 filed on May 19, 2014 (as amended from time to time, the “Amended Schedule 13D”), and relates to shares of common stock, $0.01 par value per share (“Common Stock”), of Harbinger Group Inc., a Delaware corporation (the “Issuer”). The Schedule 13D remains in full force and effect, except as specifically amended by this Amendment No. 4. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Amended Schedule 13D.

ITEM 2.	IDENTITY AND BACKGROUND

This Schedule 13D is being filed jointly by the following persons (the “Reporting Persons”):

(1) CF Turul LLC, a Delaware limited liability company (“CF Turul”);

(2) Fortress Credit Opportunities Advisors LLC, a Delaware limited liability company (“FCOA”);

(3) Fortress Credit Opportunities MA Advisors LLC, a Delaware limited liability company;

(4) Fortress Credit Opportunities MA II Advisors LLC, a Delaware limited liability company;

(5) FCO MA LSS Advisors LLC, a Delaware limited liability company (“FCOA”);

(6) Fortress Credit Opportunities MA Maple Leaf Advisors LLC, a Delaware limited liability company;

(7) Fortress Global Opportunities (Yen) Advisors LLC, a Delaware limited liability company;

(8) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company;

(9) Fortress Special Opportunities Advisors LLC, a Delaware limited liability company;

(10) FIG LLC, a Delaware limited liability company (“FIG LLC”);

(11) Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”);

(12) FIG Corp., a Delaware corporation (“FIG Corp.”);

(13) Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”);

(14) Constantine M. Dakolias; and

(15) Peter L. Briger, Jr.

ITEM 4.	PURPOSE OF THE TRANSACTION

On February 19, 2015, Mr. Glovier was appointed as a director of the Issuer as a result of CF Turul’s exercise of its rights under Section 7 of the Certificate of Designation for the Series A Participating Convertible Preferred Stock to nominate a director of the Issuer. Upon his appointment as a director, Mr. Glovier also was appointed as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the board of the Issuer.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

CF Turul continues to hold 32,994,740 shares of Common Stock and one share of Preferred Stock. As of the date hereof, CF Turul may be deemed to beneficially own 16.4% of the Issuer’s Common Stock. Such disclosure is based on 201,516,319 shares of Common Stock outstanding as of February 2, 2015, as shown in the Issuer’s Form 10-Q filed on February 6, 2015. Each of the Reporting Persons may be deemed to be a beneficial owner of the shares owned by CF Turul.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 23, 2015

CF TURUL LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA II ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA LSS ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA MAPLE LEAF ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS GLOBAL OPPORTUNITIES (YEN) ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FORTRESS OPERATING ENTITY I LP

By:	FIG Corp., as General Partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

/s/ Peter L. Briger, Jr.
Peter L. Briger, Jr.

/s/ Constantine M. Dakolias
Constantine M. Dakolias